Tel: +86-755-82900952 Fax: +86-755-82900965 www.bdo-dahua.com.cn	BDO China Dahua CPA Co., Ltd. 11th Floor / B Block Union Square 5022 Binhe Road, Futian District Shenzhen, P.R. China 518033

April 23, 2012

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 23, 2012, to be filed by our former client, Green Planet Bioengineering Co. Limited. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO China Dahua CPA Co., Ltd